CERTIFICATE OF DESIGNATION OF RELATIVE RIGHTS AND PREFERENCES

SERIES H CONVERTIBLE PREFERRED STOCK
(Par Value $0.01 Per Share)

OF

HOMELAND SECURITY CAPITAL CORPORATION

The undersigned, a duly authorized officer of Homeland Security Capital Corporation, a Delaware corporation (the “Company”), in accordance with the provisions of Section 151 of the General Corporation Laws of the State of Delaware, DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Company (the “Board”) by unanimous written consent pursuant to Section 151 of the General Corporation Laws of the State of Delaware on March 14, 2008:

WHEREAS, the Certificate of Incorporation authorizes Three Million (3,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”) issuable from time to time in one or more series;

WHEREAS, the Board deems it advisable to establish a series of Preferred Stock designated as Series H Preferred Stock, par value $0.01 per share;

RESOLVED, that the Board has determined that it is in the best interests of the Company to provide for the designation of 10,000 shares of certain Series H Convertible Preferred Shares, par value $0.01 per share (the “Series H Preferred Shares”), and hereby fixes the powers, designations, preferences, and relative, participating, optional and other special rights of the shares of such Series H Preferred Shares, as follows:

Article I. DESIGNATION AND RANK

Section 1.01 Designation. This resolution shall provide for a single series of Preferred Shares, the designation of which shall be “Series H Preferred Shares,” par value $0.01 per share. The number of authorized shares constituting the Series H Preferred Shares is 10,000.

Section 1.02 Rank. With respect to the payment of dividends and other distributions on the capital stock of the Company, including distribution of the assets of the Company upon liquidation, the Series H Preferred Shares shall be (a) senior to the common stock of the Company, par value $0.001 per share and to each other class of common stock of the Company hereafter created (collectively, the “Common Stock”), (b) senior to all existing Preferred Stock (except for the Series I Preferred Shares) and each other class of Preferred Stock of the Company hereafter created (the “Junior Preferred Stock” and collectively with the Common Stock, referred to as the “Junior Stock”), and (b) pari passu with the Series I Preferred Shares (the “Pari Passu Stock”).

Article II. DIVIDEND RIGHTS

Section 2.01 Dividends or Distributions. The Series H Preferred Shares shall accrue cumulative dividends at a rate equal to twelve percent (12%) (computed on the basis of a 365-day year and the actual days elapsed) of the Liquidation Amount (as defined below) per year; provided, however, the Liquidation Amount for purposes of calculating the amount of dividends shall exclude accrued but unpaid dividends. Upon request of the holder of the Series H Preferred Shares, any portion of the accrued dividends shall be paid in shares of Common Stock with such accrued dividends being converted into Common Stock at a rate of $0.06 per share. Any accrued dividends not converted into Common Stock will be paid upon a Liquidation (as defined below). Dividends shall be cumulative. No cash dividends or distributions shall be declared or paid or set apart for payment on the Common Stock or any other Preferred Stock in any calendar year unless cash dividends or distributions on the Series H Preferred Shares for such calendar year are likewise declared and paid or set apart for payment. No declared and unpaid dividends (and any accumulated but unpaid dividends or distributions from prior years) shall bear or accrue interest. In the event the Company shall declare a distribution payable in securities of other entities or persons, evidences of indebtedness issued by the Company or other entities or persons, assets or options or rights not referred to in Section 4.02 below, the holders of the Series H Preferred Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series H Preferred Shares are convertible as of the record date fixed for the determination of the holders of shares of Common Stock of the Company entitled to receive such distribution or if no such record date is fixed, as of the date such distribution is made.
Article III. LIQUIDATION RIGHTS

Section 3.01 Liquidation Preference. Upon any liquidation, dissolution, or winding up of the Company, include the merger, consolidation or reorganization of the Company into or with another entity through one or a series of related transactions, or the sale, transfer or lease of all or substantially all of the assets of the Company, or the sale of SEC (as defined below), whether voluntary or involuntary (collectively, a “Liquidation”), before any distribution or payment shall be made to any of the holders of any Junior Stock, the holders of Series H Preferred Shares shall be entitled to receive out of the assets of the Company, whether such assets are capital, surplus or earnings, an amount equal to One Thousand Dollars ($1,000.00) per share of Series H Preferred Shares (the “Liquidation Amount”) plus all accumulated and unpaid dividends thereon, for each Series H Preferred Share held by them.

Section 3.02 Pro Rata Distribution. If, upon any Liquidation, the assets of the Company shall be insufficient to pay (a) the Liquidation Amount, together with accumulated and unpaid dividends thereon, in full to all holders of Series H Preferred Shares and (b) and the liquidation amounts of all the Pari Passu Stock (together with accumulated and unpaid dividends thereon) in full to all holders of such Pari Passu Stock, then the entire net assets of the Corporation shall be distributed among the holders of the Series H Preferred Shares and the Pari Passu Stock, ratably in proportion to the full amounts to which they would otherwise be respectively entitled and such distributions may be made in cash or in property taken at its fair value (as determined in good faith by the Company’s Board of Directors), or both, at the election of the Company’s Board of Directors.

Section 3.03 Participating. After payment of all preferential amounts required to be paid to the holders of Preferred Stock upon a Liquidation, all of the remaining assets and funds of the Company available for distribution to its stockholders shall be distributed ratably among the holders of the Series H Preferred Shares, such other series of Preferred Stock being deemed similarly participating, and the Common Stock, with each Series H Preferred Share being deemed for such purpose to be equal to the number of shares of Common Stock into which such Series H Preferred Shares are convertible immediately prior to the close of business on the business day fixed for such distribution.

Article IV. CONVERSION RIGHTS

Section 4.01 Conversion. The holders of Series H Preferred Shares shall have sole right and in their discretion to elect conversion pursuant to the conversion rights as follow (the “Conversion Rights”):

(a) Each Series H Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (subject to Section 4.04 hereof), at the office of the Company’s transfer agent into 33,334 shares of Common Stock (the “Conversion Ratio”), subject to adjustment as provided herein. Any fractional amounts shall be rounded down to the nearest whole number.

Section 4.02 Adjustments. The Conversion Ratio of the Series H Preferred Shares as described in Section 4.01 above shall be adjusted from time to time as follows:

(a) In the event of any reclassification of the Common Stock or recapitalization involving Common Stock (excluding a subdivision, or combination of shares or any other event described in this Section 4.02) the holders of the Series H Preferred Shares shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to the reclassification or recapitalization, upon conversion of the Series H Preferred Shares, the kind and number of shares of Common Stock or other securities or property (including cash) to which such holders of Series H Preferred Shares would have been entitled if they had held the number of shares of Common Stock into which the Series H Preferred Shares were convertible immediately prior to such reclassification or recapitalization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series H Preferred Shares, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities, or property thereafter receivable upon conversion of the Series H Preferred Shares. An adjustment made pursuant to this subparagraph (a) shall become effective at the time at which such reclassification or recapitalization becomes effective.

(b) In the event the Company shall declare a distribution payable in securities of other entities or persons, evidences of indebtedness issued by the Company or other entities or persons, assets (excluding cash dividends) or options or rights not referred to in Section 4.02 above, the holders of the Series H Preferred Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series H Preferred Shares are convertible as of the record date fixed for the determination of the holders of shares of Common Stock of the Company entitled to receive such distribution or if no such record date is fixed, as of the date such distribution is made.

(c) Adjustment of Conversion Ratio upon Issuance of Common Stock. If the Company, at any time while this any Series H Preferred Shares are outstanding, issues or sells, or in accordance with this Section 4.02(c) is deemed to have issued or sold, any shares of Common Stock, excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Securities, for a consideration per share (the “New Issuance Price”) less than an amount equal to the quotient of the Liquidation Amount divided by the Conversion Ratio in effect immediately prior to such issue or sale (such price the "Applicable Price") (the foregoing a "Dilutive Issuance"), then immediately after such Dilutive Issuance the Conversion Ratio then in effect shall be increased (but in no event decreased) to an amount equal to the quotient of the Liquidation Amount divided by the New Issuance Price. For purposes of determining the adjusted Conversion Ratio under this Section 4.02(c), the following shall be applicable:

(1)  Issuance of Options. If the Company in any manner grants or sells any rights, warrants or options to subscribe for or purchase shares of, or otherwise exchangeable for, Common Stock or Convertible Securities (as defined below) (“Options”) and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section, the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Ratio shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(2) Issuance of Convertible Securities. If the Company in any manner issues or sells any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock (“Convertible Securities”) and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section, the "lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(3) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Ratio in effect at the time of such change shall be adjusted to the Conversion Ratio which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section, if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Series H Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in a decrease of the Conversion Ratio then in effect.

(4) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for the difference of (x) the aggregate fair market value of such Options and other securities issued or sold in such integrated transaction, less (y) the fair market value of the securities other than such Option, issued or sold in such transaction and the other securities issued or sold in such integrated transaction will be deemed to have been issued or sold for the balance of the consideration received by the Company. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount raised by the Company. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the closing price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holder. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(4) For the purposes of this Section 4.02(c), the term “Excluded Securities” means, (a) shares of Common Stock issued or deemed to be issued by the Company upon the conversion, exchange or exercise of any right, option, obligation or security outstanding on the date prior to date of the Purchase Agreement, provided that the terms of such right, option, obligation or security are not amended or otherwise modified on or after the date of the Purchase Agreement, and provided that the conversion price, exchange price, exercise price or other purchase price is not reduced, adjusted or otherwise modified and the number of shares of Common Stock issued or issuable is not increased (whether by operation of, or in accordance with, the relevant governing documents or otherwise) on or after the date of the Purchase Agreement, (b) shares issued in connection with any acquisition by the Company, whether through an acquisition of stock or a merger of any business, assets or technologies, leasing arrangement or any other transaction the primary purpose of which is not to raise equity capital, (c) shares of Common Stock issued or deemed to be issued by the Company upon conversion of Series I Preferred Shares or the warrants to purchase Common Stock issued to holder of the Series I Preferred Shares, and (d) any shares of Common Stock issued in connection with the Purchase Agreement, including in connection with warrants or Convertible Securities issued thereunder.

(d) Adjustment for EBITDA. If Safety & Ecology Holdings Corporation’s (“SEC”) Adjusted EBITDA (as defined below), for either of calendar year 2008 or calendar year 2009 (each an “EBITDA Period”) is less than $4,000,000, then upon each such determination the Conversion Ratio shall be increased to an amount equal to the quotient, the numerator of which is the Conversion Ratio in effect immediately prior to such determination and the denominator of which is a fraction equal to SEC’s Adjusted EBITDA for such EBITDA Period divided by $4,000,000. For the purposes hereof, Adjusted EBITDA means the operating income of the SEC for the applicable period plus depreciation and amortization determined in accordance with GAAP and adjusted as set forth on Exhibit A attached hereto.

Section 4.02 Procedures for Conversion.

(a) In order to exercise conversion rights pursuant to Section 4.02 above, the holder of the Series H Preferred Shares to be converted shall deliver an irrevocable written notice of such exercise to the transfer agent of the Company (the “Transfer Agent”) in the form attached as Exhibit B hereto, with a copy to the Company. The holder of any shares of Series H Preferred Shares shall, upon any conversion of such Series H Preferred Shares in accordance with this Section 4, surrender certificates representing the Series H Preferred Shares to the Company’s Transfer Agent, and specify the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such holder shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof) payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and, if applicable, after payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof), the Company shall cause its Transfer Agent to deliver or cause to be delivered certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of the Series H Preferred Shares so converted shall be entitled. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the date of receipt by the Transfer Agent or the Company of any notice of conversion pursuant to this Section 4. Upon conversion of any shares of Series H Preferred Shares, such shares shall cease to constitute shares of Series H Preferred Shares and shall represent shares of Common Stock into which they have been converted.

(b) The Company shall at all times use its best efforts to reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Company issuable upon the conversion of all outstanding shares of Series H Preferred Shares. In the event that the Company does not have a sufficient number of shares of authorized and unissued Common Stock necessary to satisfy the full conversion of the shares of Series H Preferred Shares, then the Company shall call and hold a meeting of the shareholders within sixty (60) calendar days of such occurrence for the sole purpose of increasing the number of authorized shares of Common Stock. The Company’s Board of Directors shall recommend to shareholders a vote in favor of such proposal and shall vote all shares held by them, in proxy or otherwise, in favor of such proposal. This remedy is not intended to limit the remedies available to the holders of the Series H Preferred Shares, but is intended to be in addition to any other remedies, whether in contract, at law or in equity.

Section 4.03 Notices of Record Date. In the event that the Company shall propose at any time: (i) to declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, stock or other securities; (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to merge or consolidate with or into any other corporation, or to sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall mail to each holder of Series H Preferred Shares:

(a) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in Sections 4.02(b); and

(b) in the case of the matters referred to in Section 4.02(b) above, written notice of such impending transaction not later than twenty (20) days prior to the shareholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the holders of shares of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein.

Section 4.04 Limitations of Conversion. The Conversion Rights specified herein shall be subject to the following limitations:

(a) In no event shall the Company issue more than 1,000,000,000 shares of Common Stock ("Conversion Shares Limit"), from the conversion of Series H Preferred Shares. If a holder has delivered a Conversion Notice for a number of Series H Preferred Shares that would result in the issuance of shares of Common Stock in excess of the Conversion Shares Limit, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum number of Series H Preferred Shares permitted to be converted, and any Series H Preferred Shares tendered for conversion for shares of Common Stock in excess of the permitted amount hereunder shall remain outstanding as non-convertible preferred stock provided however, the holder shall then have the right, upon 30 days prior written notice, to require the Company to redeem all or any portion of such holder’s Series H Preferred Shares at the Liquidation Amount of such Series H Preferred Shares, plus all accumulated and unpaid dividends thereon, plus a redemption premium equal to 20% of the Liquidation Amount of such Series H Preferred Shares. The Conversion Shares Limit shall take into account all shares of Common Stock issued upon conversion of Series H Preferred Shares, whenever issued and regardless of whether the initial holder continues to hold such shares.

(b) No holder of the shares of Series H Preferred Shares shall be entitled to convert the Series H Preferred Shares or receive shares of Common Stock in exchange for Series H Preferred Shares to the extent that such conversion would, upon giving effect to such conversion, cause the aggregate number of shares of Common Stock beneficially owned by such holder to exceed 9.99% of the outstanding shares of Common Stock following such conversion (the “Beneficial Ownership Limitation”) (which provision may be waived by such holder by written notice from such holder to the Company, which notice shall be effective sixty-five (65) days after the date of such notice).

Article V. EVENTS OF DEFAULT

Section 5.01 Events of Default. An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(a) The Company shall fail to observe or perform any covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision contained herein which is not cured within ten (10) business days of receipt by the Company of written notice of such breach, default or failure to perform or observe;

(b) The Company or any subsidiary of the Company shall commence, or there shall be commenced against the Company or any subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company or there is commenced against the Company or any subsidiary of the Company any such bankruptcy, insolvency or other similar proceeding which remains undismissed for a period of sixty one (61) days; or the Company or any subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing;

(c) The Common Stock shall cease to be quoted for trading or listed for trading on the American Stock Exchange, Nasdaq OTC Bulletin Board, Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market, or New York Stock Exchange and shall not again be quoted or listed for trading thereon within five (5) business days of such delisting; or

(d) The Company shall fail for any reason to deliver Common Stock certificates to a holder prior to the fifth (5th) business day after a conversion or the Company shall provide notice to the holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversions of the Series H Preferred Shares in accordance with the terms hereof.

(e) The Company shall fail to observe or perform any covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of any Transaction Document (as defined in the Purchase Agreement) which is not cured within ten (10) business days of receipt by the Company of written notice of such breach, default or failure to perform or observe.

Section 5.02 Rights upon an Event of Default. During the time that any portion of the Series H Preferred Shares is outstanding, if any Event of Default has occurred, the holders shall have the right (but not the obligation) to require the Company to redeem all or any portion of the holder’s Series H Preferred Shares at the Liquidation Amount for such shares, plus all accumulated and unpaid dividends thereon. The holder will maintain all other rights as a holder of Series H Preferred Shares after redemption has been demanded until fully paid.

Article VI. VOTING AND REDEMPTION RIGHTS

Section 6.01 Voting Rights. The holders of the Series H Preferred Shares shall vote together with the holders of Common Stock (and the shares of any other class or series of the Company’s securities to be so voted) as a single class on all matters to be votes on by the shareholders of the Company, except as provided herein or as otherwise required under the General Corporation Law of the State of Delaware. With respect to any such vote, each holder of Series H Preferred Shares shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock which would be obtained upon the conversion of such Series H Preferred Share (subject to the Beneficial Ownership Limitation) on the record date for determination of holders of Common Stock entitled to participate in such vote; provided, however, that no holder’s Voting Power (as defined below) shall exceed 9.9% of the Common Stock Deemed Outstanding (as defined below) for purposes of any vote. “Deemed Outstanding” shall mean all outstanding Common Stock as well as the aggregate number of shares of Common Stock issuable upon conversion of shares of Preferred Stock that is being voted on an as-converted basis. “Voting Power” means all of the shares of the holder’s Common Stock plus and rights to vote any Series H Preferred Shares on an as-converted basis.

Section 6.02 Protective Provisions. So long as any Series H Preferred Shares are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Company is required by law or the Company’s Certificate of Incorporation, and in addition to any other vote required thereby, without the prior consent of at least 66% of the outstanding Series H Preferred Shares, voting as a separate class, in person or by proxy, either in writing or at a special meeting called for that purpose, the Company shall not, by merger, reorganization or otherwise: (a) amend, alter or repeal preferences, rights, powers or other terms of the Series H Preferred Shares so as to affect adversely the holders of the Series H Preferred Shares, (b) authorize or issue equity securities (or any equity or debt securities convertible into equity securities) ranking senior to the Series H Preferred Shares in respect to dividends, distributions or right upon liquidation, (c) authorize or effect any capital reorganization or reclassification of any securities (or securities convertible into other securities) into equity securities of the Company ranking senior to or on parity with the Series H Preferred Shares in respect of dividends, distributions, or right upon liquidation, (d) increase or decrease (other than by redemption or to cover conversions) the total number of authorized Series H Preferred Shares, or (e) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock or any other series of Preferred Stock; provided, however, that this restriction does not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Company or any subsidiary pursuant to agreements under which this Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment or other provision of services to this Company.. For this purpose, without limiting the generality of the forgoing, the authorization or issuance of any series of Preferred Stock which is on a parity with or has preference or priority over the Series H Preferred Shares as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Company shall be deemed to affect adversely the Series H Preferred Shares.

Section 6.03. Corporate Transaction. The Company shall not sell all or substantially all of the Company’s assets or effect a merger or consolidation or any other transaction resulting in the acquisition of a majority of the then outstanding voting stock of the Company by another corporation or entity without the written consent of the holders of at least 66% of the then outstanding Series H Preferred Shares.

Section 6.04 Company Redemption Right.  The Company shall have the right, at its sole option, to redeem (unless otherwise prevented by law), a portion or all of the outstanding Series H Preferred Shares, without the consent of the Holder provided that at the time of the holder’s receipt of a Redemption Notice (as defined herein) (a) the closing price of the Common Stock, as reported by Bloomberg, LP, is less than the Applicable Price at such time, and (b) no Event of Default has occurred. For each Series H Preferred Share the Company redeems, it shall pay an amount to the holder equal to the Liquidation Amount of the Series H Preferred Shares being redeemed, plus all accumulated and unpaid dividends thereon, plus a redemption premium equal to fifteen percent (15%) of the Liquidation Amount of the Series H Preferred Shares being redeemed (collectively referred to as the “Redemption Amount”). In order to make a redemption, the Company shall first provide written notice to the Holder of its intention to make a redemption (the “Redemption Notice”) setting forth the number of Series H Preferred Shares it desires to redeem. After receipt of the Redemption Notice the holder shall have three (3) business days to elect to convert all or any portion of Series H Preferred Shares, subject to the limitations set forth herein. Upon the expiration of this three (3) business day period, the Company shall deliver to the holder the Redemption Amount with respect to the amount redeemed after giving effect to conversions effected during the three (3) business day period.

Article VII. MISCELLANEOUS

Section 7.01 Headings of Subdivisions. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 7.02 Severability of Provisions. If any right, preference or limitation of the Series H Preferred Shares set forth herein (as this resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, this Certificate of Designation has been signed by a duly authorized officer on the date written below.
Date: March 17, 2008	HOMELAND SECURITY CAPITAL CORPORATION

	By:	/s/ C. Thomas McMillen
	Name:	C. Thomas McMillen
	Title:	President and Chief Executive Officer

EXHIBIT B

Conversion Notice

TO:

The undersigned hereby irrevocably elects to convert shares of Series H Preferred Stock into Shares of Common Stock of HOMELAND SECURITY CAPITAL CORPORATION, according to the conditions stated therein, as of the date written below.

Date of Conversion:

Number of Preferred Shares to be Converted:

Conversion Ratio:

Number of shares of Common Stock to be issued:

Number of Preferred Shares Remaining Unconverted:

Please issue the shares of Common Stock in the following name and to the following address:

Issue to:

Authorized Signature:

Name:

Title:

Broker DTC Participant Code:

Account Number: